UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒                     Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

On2 Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following letter was distributed on October 2, 2009 to the U.S. participants in the On2 Technologies, Inc. Equity Incentive Plans.

On2 Technologies, Inc.
3 Corporate Drive, Suite 100
Clifton Park, NY 12065

To the participants in the On2 Technologies, Inc. (“On2”) Equity Incentive Plans:

As you may know, on August 4, 2009, On2 entered into a merger agreement with Google Inc. (“Google”) and Oxide Inc., a wholly owned subsidiary of Google, pursuant to which Google will acquire On2.  If the proposed merger is completed, each outstanding share of common stock of On2 (“On2 Common Stock”) will be converted into $0.60 worth of Google Class A Common Stock (a “Google Share”) based on an exchange ratio that is more fully described in the merger agreement.  The merger agreement is attached as Appendix A to the proxy statement/prospectus that is a part of the registration statement on Form S-4 registering the Google Shares to be issued in the proposed merger that was filed by Google on September 11, 2009 with the SEC.

The following questions and answers are intended to address questions you may have regarding the treatment and taxation of your options to purchase shares of On2 Common Stock (“On2 Options”) and your On2 restricted stock as a result of the proposed merger.

What will happen to my On2 Options in connection with the proposed merger?

All outstanding On2 Options will be fully vested as of the time that the proposed merger is completed, which we refer to as the effective time of the merger.  Any holder of an On2 Option with an exercise price of less than $0.60 per share that is outstanding immediately prior to the effective time of the merger will have the right to receive that number of Google Shares equal to the quotient of (i) $0.60 multiplied by the aggregate number of shares of On2 Common Stock underlying the On2 Option less the sum of the aggregate exercise price of the On2 Option and any income or withholding tax required under applicable law and (ii) the “trading price.”  (The “trading price” is defined as the volume weighted average trading price of a Google Share based on the sales price of every Google Share traded during the 20 trading days immediately up to and including the second trading day prior to the date of the On2 special meeting at which On2 stockholders will consider and vote on the merger agreement.)  However, if the preceding formula would result in the holder of an On2 Option receiving a fraction of a Google Share, the holder of such On2 Option will instead receive a cash payment equal to the product of such fractional share and the trading price, without interest.  We refer to the Google Shares and any cash paid in lieu of a fraction of a Google Share, collectively, as the merger consideration.  Any On2 Option with an exercise price of $0.60 per share or higher will be automatically cancelled at the effective time of the merger and the holder of such On2 Option will receive no consideration for such cancellation. Google will not assume any On2 Options in connection with the proposed merger.

Am I required to exercise my On2 Options to receive Google Shares and/or cash?

No, you are not required to exercise your On2 Options to receive the merger consideration.  If you hold On2 Options with an exercise price of less than $0.60 per share, those On2 Options will automatically be converted into the right to receive the merger consideration at the effective time of the merger.  However, if the On2 Options you hold are incentive stock options, your exercise of such On2 Options before the effective time of the merger may have the indirect result of avoiding withholding and FICA taxes on any gain upon such exercise.  (See below “How will I be taxed on the Google Shares and/or cash I receive for my On2 Options?”.)

How will I be taxed on the Google Shares and/or cash I receive for my On2 Options?

You are advised to consult your own tax advisor regarding the tax treatment of your On2 Options.  As a general matter, however, you will be taxed on $0.60 multiplied by the aggregate number of shares of On2 Common Stock underlying your On2 Options less the aggregate exercise price of your On2 Options.  This amount will be taxed as ordinary compensation income and will be subject to withholding of U.S. federal, state and local income taxes and FICA taxes.  In calculating the number of Google Shares and/or the amount of cash you will receive in lieu of any fractional shares, On2 will deduct the amount of any income or withholding tax required to be paid under applicable law so that the number of Google Shares and/or the cash payment you receive will reflect the payment of applicable taxes.

If, however, your On2 Option is an incentive stock option that is (1) currently vested; (2) will vest by its terms prior to the effective time of the merger; or (3) will vest in connection with the terms of the merger agreement immediately prior to the effective time of the merger, and you exercise your On2 Option immediately prior to the effective time of the merger, the exercise of your On2 Option and the subsequent exchange of the On2 Common Stock received upon such exercise for Google Shares in connection with the proposed merger should not be taxable (except to the extent cash is received in lieu of fractional shares) provided that you do not dispose of the Google Shares within the later of (i) one year after the exercise of your On2 Option or (ii) two years after your On2 Option was granted.   (Please note, however, that the spread between the exercise price and the value of the Google Shares you receive is included in Alternative Minimum Taxable income.)  If you dispose of your Google Shares after satisfying these holding period requirements, your entire gain will be taxed at the more favorable capital gain rates.  Any cash payment you receive in lieu of fractional shares will be taxable as ordinary income, but will not be subject to withholding of U.S. federal, state and local income taxes or FICA taxes.  The foregoing tax treatment described for incentive stock options is also subject to the requirement that no more than $100,000 of your incentive stock options will become exercisable for the first time in a year, whether they were accelerated in connection with the proposed merger or would otherwise have vested during the year pursuant to their terms.  To the extent that your incentive stock options exceed the limit, they will be treated as nonqualified stock options subject to taxation as ordinary compensation income.

If you decide to exercise your On2 Option immediately before the effective time of the merger, you may do so by delivering a notice of exercise to On2 in advance of the effective time of the merger indicating that you are exercising your On2 Option as of immediately before (but conditioned upon) consummation of the proposed merger.

If you choose to engage in a cashless exercise of incentive stock options (whether by using a broker-assisted cashless exercise or surrendering shares otherwise issuable upon the exercise of your On2 Option), gain with regard to that portion of the shares of On2 Common Stock subject to the On2 Option that were withheld to pay the option exercise price will be taxable and reportable on your W-2.  Whether you use a cashless exercise or you pay the exercise price in cash, any gain on exercise of an incentive stock option prior to the effective time of the merger will not be subject to withholding or FICA tax.

What will happen to my On2 restricted stock in connection with the proposed merger?

All outstanding shares of On2 restricted stock will be fully vested as of the effective time of the merger and each holder of On2 restricted stock outstanding as of the effective time of the merger will be entitled to that number of Google Shares equal to the quotient of (i) $0.60 multiplied by the number of shares of On2 restricted stock less any income or withholding tax required under applicable law and (ii) the trading price, as defined above.  If the preceding formula would result in the holder of On2 restricted stock receiving a fraction of a Google Share, the holder of such On2 restricted stock will instead receive a cash payment equal to the product of such fractional share and the trading price.

How will I be taxed on the Google Shares and/or cash I receive for my On2 restricted stock?

You are advised to consult your own tax advisor regarding the tax treatment of your On2 restricted stock.  As a general matter, however, you will be taxed on $0.60 multiplied by the aggregate number of shares of On2 restricted stock you hold (unless you have made a valid and timely election under Section 83 of the Internal Revenue Code of 1986, as amended (a “Section 83(b) election”) with respect to such shares).  This amount will be taxable as ordinary compensation income and will be subject to withholding of U.S. federal, state and local income taxes and FICA taxes.  In calculating the number of Google Shares and/or the amount of cash you will receive in lieu of any fractional shares, On2 will deduct the amount of any income or withholding tax required under applicable law so that the number of Google Shares and/or the cash payment you receive will reflect the payment of applicable taxes.

If you have previously made a valid and timely Section 83(b) election with respect to such shares of On2 restricted stock, you will not be taxed on the exchange of On2 Common Stock for Google Shares, except with respect to cash received in lieu of a fractional share.  Any cash you receive in lieu of a fractional share will result in a recognition of gain or loss equal to the difference, if any, between the basis allocable to the fractional share and the amount of cash received.

Additional Information and Where to Find It

Google has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 in connection with the proposed merger, which includes a preliminary Proxy Statement of On2 and also constitutes a Prospectus of Google. The definitive Proxy Statement/Prospectus will be mailed to On2 stockholders prior to the On2 special meeting. The Registration Statement and the Proxy Statement/Prospectus contain important information about Google, On2, the proposed merger and related matters. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus  (including all amendments and supplements to it) carefully. Investors and security holders may also obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Google and On2 through the web site maintained by the SEC at www.sec.gov and by contacting Google Investor Relations at +1-650-253-7663 or On2 Investor Relations at +1-518-881-4299. In addition, investors and security holders  can obtain free copies of the documents filed with the SEC on Google’s website at investor.google.com and on On2’s website at www.on2.com.

Participants in the Solicitation

Google, On2 and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Google’s executive officers and directors is included in Google’s definitive proxy statement, which was filed with the SEC on March 24, 2009, and information regarding On2’s executive officers and directors is included in On2’s definitive proxy statement, which was filed with the SEC on April 7, 2009. The Proxy Statement/Prospectus for the proposed merger also provides additional information about participants in the solicitation of proxies from On2 stockholders, which participants' interests may differ from On2 stockholders generally. You can obtain free copies of these documents from Google or On2 using the contact information below.

Contacts:

Investor Contact, Google:
Maria Shim
+1-650-253-7663
marias@google.com

Media Contact, Google:
Andrew Pederson
+1-650-450-3896
andrewpederson@google.com

Contact, On2:
Garo Toomajanian
+1-518-881-4299
invest@on2.com